SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: July 28, 2000



		Exact Name of
Commission      Registrant           State or other    IRS Employer
File            as specified         Jurisdiction of   Identification
Number          in its charter       Incorporation     Number
-----------     --------------       ---------------   --------------

1-12609         PG&E Corporation      California         94-3234914

1-2348          Pacific Gas and       California         94-0742640
                Electric Company




Pacific Gas and Electric Company           PG&E Corporation
77 Beale Street, P.O. Box 770000           One Market, Spear Tower, Suite 2400
San Francisco, California  94177           San Francisco, California 94105

               (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

           (Registrant's telephone number, including area code)

Item 5.  Other Events

Pacific Gas and Electric Company's 2001 Attrition Rate Adjustment
Application

On July 27, 2000, PG&E Corporation's utility subsidiary, Pacific Gas and Electric Company (Utility), filed an application with the California Public Utilities Commission (CPUC) requesting to increase its 2001 electric distribution revenues by $189 million, effective January 1, 2001, under the Attrition Rate Adjustment (ARA) mechanism approved in the 1999 General Rate Case (GRC) decision. (The CPUC did not approve the Utility's request for a 2000 ARA.) The Utility is not requesting an increase in gas distribution revenues in its 2001 ARA.

During the period between GRCs, the Utility's overall costs of providing distribution services typically continue to increase due to inflation and the growth in capital investments necessary to serve customers. The ARA is a streamlined mechanism to provide an increase in revenues to recognize the effects of these costs and to give the Utility a fair opportunity to earn the return on its distribution rate base that the CPUC has authorized.

As required by the GRC decision, the revenue increase requested in the ARA application is calculated based on recorded, as opposed to GRC-authorized, distribution capital spending in 1999. The 1999 GRC decision also ordered that the CPUC oversee an audit of the Utility's 1999 distribution capital spending. The 2001 ARA may be subject to modification to take into account the results of the audit. The audit is not expected to be completed before November 15, 2000.

The Utility has requested expedited treatment of the application and has proposed a schedule that allows a decision to be issued before January 1, 2001. The Utility has requested that its application be resolved without evidentiary hearings.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                               PG&E CORPORATION


                          By  CHRISTOPHER P. JOHNS
                              ---------------------
                              CHRISTOPHER P. JOHNS
                              Vice President and Controller


                               PACIFIC GAS AND ELECTRIC COMPANY


                          By  LESLIE H. EVERETT
                              ---------------------
                              LESLIE H. EVERETT
                              Vice President and Corporate
                              Secretary


Dated: July 28, 2000